Exhibit 99.1

For Immediate Release

Meridian Closes Acquisition of BreathTek® Business

CINCINNATI, OHIO August 2, 2021 (GLOBE NEWSWIRE) – Meridian Bioscience, Inc., a leading global provider of diagnostic testing solutions and life science raw materials, announced today that it closed the previously announced acquisition of the North American BreathTek® business from Otsuka America Pharmaceutical, Inc. effective July 31, 2021.

Information on the financial impacts to Meridian’s fiscal fourth quarter will be discussed on the quarterly earnings call scheduled for Friday August 6, 2021.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets, and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy, and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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